 Exhibit 99.1

FPB BANCORP, INC.

FPB Bancorp, Inc. and First Peoples Bank Announce New Board Members

Port St. Lucie, Florida (May 22nd, 2008) – FPB Bancorp, Inc. and it’s wholly-owned subsidiary, First Peoples Bank, announced today the election of John S. Leighton, III and Timothy K. Grimes to the board of directors of both corporations, effective May 21, 2008.  Both will serve a one-year term expiring in 2009.

    Mr. Leighton is president of Leighton Construction, Stuart, Florida, which has developed and built numerous residential and commercial real estate projects in Florida.  Mr. Leighton has a B.B.A. degree in business administration, and is a State certified general contractor, licensed real estate broker and licensed community association manager.

  Mr. Grimes is the president and owner of Grimes Heating & Air Conditioning, Fort Pierce, Florida and co-owner of Southeast Sanitation and Indian Run Development Company.

“Mr. Leighton and Mr. Grimes are very active in the Martin County and St. Lucie County markets, and are a wonderful addition to our boards,” said First Peoples Bank President and CEO, David W. Skiles. Mr. Skiles concluded by saying, “adding these two fine gentlemen to our boards provides additional business acumen, enhances the expertise of the board and reinforces our commitment to involve our local communities by utilizing two strong community leaders.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida.  FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and now Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of  FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc.  does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:                                                      Nancy E. Aumack
                Chief Financial Officer
                (772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952